EXHIBIT 10.34

                  ASSET PURCHASE AGREEMENT


      This Asset Purchase Agreement ("Agreement") is made and entered into as of the 27th day of January, 1997 by and among Hydrothermic Floatation Systems, Inc., a
California corporation  ("Seller"), Y. Jeremy Levy
("Shareholder")  and KCI  Therapeutic  Services,  Inc.,  a
Delaware  corporation
("Buyer").

                    W I T N E S S E T H:

      WHEREAS, Seller is presently engaged in the specialty patient surface business, including, without limitation,
the rental of specialty patient beds,  overlays,   mattress
replacement  systems  or other therapeutic  support surfaces
(the "Business"); and

      WHEREAS, Seller and Shareholder desire to sell, assign and convey to Buyer, and Buyer desires to purchase from Seller, all of the assets of Seller except those expressly excluded herein;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the parties hereinafter contained, the parties hereby agree as follows:

                          ARTICLE I

                       SALE OF ASSETS

     1.01 Sale of Assets.  Subject to the provisions of
this Agreement, Buyer agrees to purchase and accept delivery of, and Seller agrees to sell, assign, convey and deliver to Buyer, at the Closing (as hereinafter defined), all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind or description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called the "Assets"), including, without limitation, (i) the right to use
Seller's corporate name and all variations thereof, (ii) the assets referred to in the form of Bill of Sale and Assumption Agreement attached hereto as Exhibit A (the "Bill of Sale and Assumption Agreement") and (iii) the assets reflected on the balance sheet of Seller dated December 31, 1996 referred to in Section 2.06 hereof, with only such dispositions of such Assets as shall have occurred in the ordinary course of business between the date thereof and the Closing and which are permitted by the terms hereof, and excluding only the minute books, corporate seal, stock records and other assets of Seller set
forth on Exhibit B attached hereto.  The Assets shall   be
conveyed free and clear of all liabilities, obligations, liens, security interests, encumbrances and restrictions.

     1.02   Purchase   Price  and  Earnout   Payment. In
consideration  of the transfer, sale, assignment, conveyance
and  delivery  of  the  Assets  to  Buyer,  and subject   to
adjustments provided for herein and the conditions to Closing (as hereinafter defined) set forth in
Article VII:

           (a) Payments Due at Closing. Buyer agrees to pay at the Closing an aggregate of Eight Million Forty-
Nine Thousand  Eight Hundred Ninety-Two Dollars
($8,049,892) (the "Purchase Price"), to be paid to Seller in cash by wire transfer in immediately available funds to the bank account designated by Seller.

           (b)    Earnout  Payment.   In  addition  to
the consideration  paid  to Seller pursuant  to  Section
1.02(a) hereof, Buyer shall pay to Seller an amount, not to exceed $2,500,000, determined in accordance with the calculations and procedures set forth on Exhibit C hereto.
The amount of such payment, as thus determined, is hereinafter referred to as the "Earnout Payment."
Within 5 days after the final determination, as provided in Exhibit C hereto, of the amount of the Earnout
Payment, Buyer agrees to pay the Earnout Payment to Seller in cash by wire transfer of immediately available funds to the bank account designated by Seller. Interest shall accrue upon the unpaid portion of the Earnout
Payment from the date such payment is due until paid at the annual "Prime Rate" of interest as published in the Wall Street Journal. In the event that the Earnout Payment as determined by the Earnout Arbitrator (as defined in Exhibit C hereto) in accordance with this Section 1.02(b) is more than $100,000 in excess of the amount of the Earnout Payment set forth in the Earnout Period Revenue
Statement (as defined in Exhibit C hereto) delivered by Buyer, the fees and expenses of the Earnout Arbitrator shall be paid by Buyer. Otherwise, all such fees and expenses shall be paid by Seller.

            (c)    Accounts  Receivable  Closing
Adjustment. Notwithstanding anything contained herein to
the contrary:
                (i)   at  the Closing, Seller and
Shareholder shall jointly deliver a certificate (the
"Accounts Receivable Certification") to Buyer, in form
reasonably satisfactory  to Buyer,  certifying  the
aggregate  amount  of  the  accounts receivable  being
sold to Buyer at Closing, net of  allowance for
uncollectible accounts  receivable,   determined
in accordance with generally accepted accounting principles, consistent with Seller's Financial Statements
(as hereinafter defined);

                (ii)  if and to the extent that the
aggregate amount of accounts receivable, net of allowance for uncollected accounts receivable, reflected on the Accounts Receivable Certification is less than One Million Two Hundred Twenty-Four Thousand Five Hundred Forty Seven Dollars ($1,224,547), then at the Closing, the amount of the Purchase Price shall be adjusted downward on a dollar-for dollar basis to the extent of such difference (the "Closing Receivable Adjustment").

             (d)    Closing   Asset   Statement
Adjustment. Notwithstanding anything contained herein to the contrary:

               (i)  as soon as practicable following the
date of  this  Agreement but in no event later  than  the
Closing Date,  Buyer shall cause a statement setting forth
the  book value  of  the  Assets as of such date (the
"Adjusted  Assets Statement")  to  be  calculated,
prepared and  adjusted  in accordance  with the principles
and procedures set  forth  on Exhibit  D  hereto  (the
amount as  thus  determined  shall hereinafter be referred
to as the "Adjusted Book Value")  and to  be  delivered
to Seller.  On the basis of  the  Adjusted Assets
Statement,  Seller  and  Shareholder   jointly   and
severally, shall pay to Buyer the amount, if any, by which the amount of the Adjusted Book Value (as defined on Exhibit D hereto) of the Assets is less than $3,377,883 ("Seller's Adjustment Amount").

                 (ii)   Within   5  days  after   the
final determination, as provided for in Exhibit D hereto, of Seller's Adjustment Amount, Seller and
Shareholder agree, jointly and severally, to pay to Buyer in cash by wire transfer of immediately available funds to the bank account designated by Buyer an amount equal to Seller's Adjustment Amount. Interest shall accrue on the unpaid portion of any such payment from the date such payment is due until paid at the annual "Prime Rate" of interest as published by the Wall
Street Journal. In the event that the Adjusted Book Value as determined by the Adjusted Assets Arbitrator (as defined in Exhibit D hereto) in accordance with this Exhibit D hereto is more than $50,000 in excess of the amount set forth on the Adjusted Assets Statement delivered by Buyer at the Closing, the fees and expenses of the Adjusted Assets Arbitrator shall be paid by Buyer. Otherwise, all such fees and expenses shall be paid by Seller.

     1.03 Assumption of Liabilities. Buyer does not and shall not assume or agree to assume, and shall not acquire or take over, the liabilities and obligations of Seller or Shareholder of any nature, direct, contingent or otherwise, except the obligations listed on Schedule
1.03 hereto (the "Assumed Liabilities"). Buyer shall not have, and assumes no, liabilities, obligations, or responsibilities arising before or after the Effective
Time (as hereinafter defined) which arise out of the activity or inactivity of Seller (including, without limitation, breach or default) prior to the Effective
Time. Without limiting the generality of the foregoing, it is expressly agreed that Buyer shall have no liability to, for, or in respect of, any employees of Seller including, without limitation, accrued payroll, salary, expenses, severance, accrued vacation, accrued sick leave or benefit claims of any nature, or any withholding or other tax or payment in respect thereof.

     1.04  Closing;  Effective  Time.   The  closing
(the "Closing") of the transactions provided for in this
Article I shall take place on February 3, 1997 at 9:00 a.m. at the offices of Jeffer, Mangels, Butler &
Marmaro LLP or such other place, time and date as the parties may mutually agree. The date, as thus determined, on which the Closing is to take place is referred to herein as the "Closing Date." The transactions hereunder shall be effective as of 12:01 a.m., Los Angeles time, on February 1, 1997 or such other time and date as the parties may mutually agree. The time and date, as thus determined, on which the transactions hereunder shall be effective is referred to herein as the "Effective Time" and the "Effective Date," respectively.

     1.05 Conveyance and Transfer. Seller hereby agrees that, at Closing, it shall deliver to Buyer the Bill of Sale and Assumption Agreement and all other bills of sale, endorsements, assignments, releases and other goodand sufficient instruments of transfer, assignment and conveyance, in form satisfactory to Buyer and its counsel, as shall be effective to convey to Buyer good and marketable title in and to all of the Assets and all other documents required to be delivered to Buyer under the provisions of this Agreement. Simultaneously with such deliveries, Seller will take all steps necessary to put Buyer in actual possession of the Assets other than such Assets which are located on third-party premises.

     1.06 Further Assurances. Seller and Shareholder hereby agree that, from time to time, at Buyer's request and without further consideration, they will execute and deliver to Buyer such other and further instruments of conveyance, assignment and transfer and take such other action as Buyer may reasonably require to more effectively convey, transfer and assign to Buyer, and to put Buyer in possession of, the Assets.

     1.07 Allocation of Sales Price.

          (a)  The aggregate consideration received by
Seller pursuant to this Agreement shall be allocated as set forth on Exhibit E hereto.

          (b)   The  parties hereto covenant and agree
with each other that this allocation was arrived at by arm's length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section
1.07 without the written consent of the other parties to this Agreement.

     1.08 Taxes.  Except for taxes owed by Buyer as a
result of  its  use and operation of the Assets, from and
after  the Effective   Time,   Buyer  shall   have   no
liability   or responsibility for any income, franchise,
excise, sales,  use or  other  taxes  (other  than income
taxes  based  upon  or measured by Buyer's net income) or
charges or imposts of  any kind   relating  to  or
arising out  of  the   transactions contemplated  by  this
Agreement. Seller shall be solely responsible for the payment of sales, transfer and use taxes arising out of the sale, transfer and assignment of the Assets.

     1.09 Deliveries on Closing Date.

          (a) Subject to the terms and provisions hereof, on or before the Closing Date, Seller shall deliver to Buyer the originals of all written contracts, books, records and other data of Seller relating to the Assets, the Business and the performance of services by Seller in connection therewith (except Seller's minute books, and all other corporate seal, stock records and other corporate records (together, Seller's "Corporate Records")). Buyer shall retain, and shall make available for inspection by Seller all written contracts, books, records and other data of Seller delivered to Buyer at the Closing at an office of Buyer in California, at any time, on reasonable notice, during regular business hours for a period of seven (7) years from and after the Closing Date.

          (b)  Seller shall retain Seller's Corporate
Records and shall make Seller's Corporate Records available to Buyer for inspection and copying at any time, on reasonable notice, during regular business hours for a period of seven (7) years from and after the Effective
Time. Seller agrees that all Seller's Corporate Records will be kept and maintained or made available to Buyer at Seller's corporate office in Los Angeles, California or such other location as the parties may mutually agree.

     1.10 Accrued Vacation. At the Closing, Seller shall provide a schedule to Buyer detailing the accrued vacation and sick leave owed to each of Seller's employees that Buyer intends to employ. Seller agrees to pay to such employees at the Closing an amount equal to the total of such accrued vacation and sick leave.

     1.11 Employment Agreement.  At the Closing,
Shareholder and  Buyer shall execute and deliver the
Employment Agreement in   the  form  of  Exhibit  F
attached  hereto  (the  "Levy Employment Agreement").

     1.12 Guarantee of Collectibility of Receivables of Seller.

           (a)   Subject to the limitations set forth in
this Section  1.12, Seller and Shareholder, jointly and
severally, guarantee to Buyer that, except to the extent
of the  reserve for  doubtful  accounts  shown  on  the
Accounts  Receivable Certification,  all accounts and
notes receivable  and  other receivables reflected   on
the Accounts Receivable Certification (the "Receivables") will be valid and legally binding obligations of the persons owing said amounts to Seller and that the full amount of the Receivables will be paid to Buyer on or before February 28, 1998.

           (b)   If any part of the Receivables has not
been paid on or before February 28, 1998, then to the extent that such unpaid part of the Receivables exceeds the reserve for doubtful accounts shown on the Accounts
Receivable Certification, Buyer may reassign on or before March 31, 1998 to Seller all or any part of the unpaid part of the Receivables, free and clear of any security interest, lien or other encumbrance arising on or after the Closing, in which event Seller shall pay to Buyer in cash or by certified check that amount equal to such reassigned part of the unpaid part of the Receivables net of the reserve for doubtful accounts shown on the Accounts Receivable Certification. Buyer shall deliver to Seller reasonably detailed information supporting the determination of the amount of such unpaid portion of the Receivables.


                        ARTICLE II

         REPRESENTATIONS AND WARRANTIES OF SELLER
                     AND SHAREHOLDER


    Seller and Shareholder jointly and severally represent and warrant to Buyer as follows:

     2.01 Organization, Standing and Power of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business  as now being conducted.  Seller has no
subsidiaries and does not conduct   business  in  any
state other  than   California. Shareholder is the lawful
record and beneficial owner of all of the issued and outstanding shares of capital stock of Seller, free and clear of all security  interests,  liens, proxies,
voting   trusts,  voting  agreements   and   other
encumbrances and restrictions of any kind, and all of such shares are validly issued and outstanding and are fully paid and nonassessable.

     2.02 Authority for Agreements. Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and all other agreements, instruments and documents which are contemplated by this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of Seller and Shareholder and when executed and delivered on behalf of Seller this Agreement and all agreements contemplated by this Agreement will constitute a valid and legally binding obligation of Seller and Shareholder enforceable against them in accordance with its terms.

     2.03 Brokers and Finders. Neither Seller, Shareholder nor any of their respective officers, directors, agents, employees or affiliates has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     2.04 Good Title; No Encumbrances; Condition of the Assets. Except as set forth on Schedule 2.04, Seller is the owner of and has all right, title and interest in and
to the Assets  and  is conveying  to Buyer good and
marketable title to the  Assets.   Seller has good right,
power and authority  to sell,  convey and assign the
Assets to Buyer. Except as  set forth on Schedule 2.04,
none of the Assets is subject to  any mortgage,
pledge,   lien,   charge,   security   interest,
encumbrance, restriction, lease, license, easement,
liability or   adverse  claim  of  any  nature
whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise (collectively, "Liens"). Except as set forth on Schedule 2.04, all of the Assets owned, leased or used by Seller are in good operating condition and repair, subject to ordinary wear and tear, are suitable for the purposes used, are adequate and sufficient for all current operations of Seller and are directly related to the Business.

     2.05 Assets. Set forth on Schedule 2.05 hereto is an accurate and complete list of:

           (a)  All real property owned by Seller or in
which Seller has a leasehold or other interest or which is used by Seller in connection with the operation of its business, together with a description of each lease, sublease, license or any other instrument under which Seller claims or  holds such  leasehold or other interest or right to
the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the
parties  thereto,  the rental   or   other  payment
terms, expiration date and cancellation and renewal terms thereof.

            (b)    All  machinery,  tools,  equipment,
motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by Seller, setting forth with respect to all such listed property a summary description of all Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

           (c)   All  patents, patent applications,
licenses, trademarks, trademark registrations, service marks, service names, trade names, copyrights and copyright registrations and applications for any of the foregoing, wholly or partially owned or held by Seller or used in the operation of Seller's business.

           (d) All fire, theft, casualty, liability and other insurance policies insuring Seller or its properties or interests therein, specifying with respect to each such policy the name of the insurer, the risk insured against, the limits of coverage, the deductible amount (if any), the premium rate and the date through which coverage will continue by virtue of premiums already paid.

          (e)  All sales agency or distributorship
agreements or franchises or agreements providing for the services of an independent contractor to which Seller is a party or by which it is bound.

          (f) All contracts, agreements, commitments or licenses relating to patents, trademarks, trade names, copyrights, inventions, processes, know-how, formulae or trade secrets to which Seller is a party or by which it is bound.

          (g)   All  loan agreements, indentures,
mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, leases or lease purchase agreements to which Seller is a party or by which it is bound.

          (h)   All  contracts, agreements and
commitments, whether or not fully performed, in respect of the issuance, sale or transfer of the capital stock, bonds or other securities of Seller or pursuant to which Seller has acquired any substantial portion of its business or assets.

          (i) All contracts, agreements, commitments or other understandings or arrangements to which Seller is a party or by which it or any of its property is bound or affected but excluding purchase and sales orders and commitments made in the ordinary course of business involving payments or receipts by Seller of less than $10,000 in any single case but not more than $30,000 in the aggregate.

           (j)  All collective bargaining agreements, employment
and consulting agreements, executive compensation
plans,   bonus   plans,  deferred  compensation
agreements, employee pension plans or retirement plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans agreements, arrangements or commitments, whether or not legally binding, including, without limitation, holiday, vacation and other bonus practices, to which Seller is a party or is bound or which relate to the operation of Seller's business.

           (k) The names and current annual salary rates of all employees of Seller, (including independent commission agents) showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended
December 31, 1996.

           (l)   The  names of all of Seller's directors
and officers; and the names of all persons, if any, holding tax or other powers of attorney from Seller and a summary of the terms thereof.

    All of the contracts, agreements, leases, licenses
and commitments  required  to be listed on Schedule  2.05
hereto (the "Agreements"), other than those which have been fully performed, are valid and binding, enforceable in accordance with their respective terms, in full force and effect and, except as otherwise specified in
Schedule 2.05 hereto, validly assignable to Buyer without the consent of any other party so that, after the assignment thereof to Buyer pursuant hereto, Buyer will be entitled to the full benefits thereof. Except as disclosed in
Schedule 2.05 hereto, (i) none of the Agreements has been amended, modified or altered in any manner, (ii) there is not under any of the Agreements any existing default or other condition on the part of Seller which would result in a right to accelerate or a loss of rights, (iii) none of the Agreements is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to Seller's business, properties, assets, earnings or prospects or likely, either before or after Closing, to result in any material loss or liability, (iv) other than in the ordinary course of business consistent with past practice, no oral or written notice of termination or indication of an intention to terminate has been given by any party to any of the Agreements and (v) except as set forth on Schedule 2.05, Seller is not providing any additional products or services, without charge, to any customer covered by any of the Agreements. True and complete copies of all of the Agreements (together with any and all amendments thereto) have been delivered to Buyer.

     2.06 Financial Information. Seller has delivered to Buyer copies of the balance sheets of Seller for each of the past two (2) fiscal years, and the related statements of income for each of the fiscal years ended December 31, 1995 and December 31, 1996 (collectively, "Seller's Financial Statements"), all of which are complete and correct in all material respects, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, and fairly present the financial condition of Seller as at their respective dates and the results of its operations for the periods covered thereby. Except as set forth on
Schedule 2.06, Seller's Financial Statements do not contain any items of special or nonrecurring revenue or any other revenue not earned in the ordinary course of business except as expressly specified therein. For purposes of this Agreement, Seller's Financial Statements shall include any notes and schedules attached to such financial statements.

     2.07 Inventory. All items of Seller's inventory and related supplies (including finished goods and disassembled inventory) are suitable and usable for rental in the ordinary course of business, except as set forth on Schedule 2.07, none of such items is obsolete or below standard quality and each item of such inventory reflected on the balance sheet of Seller as at December 31, 1996 (the "Base Balance Sheet") and the books and records of Seller is so reflected on the basis of a complete physical count and is valued in accordance with generally accepted accounting principles consistently applied. Except as set forth on
Schedule 2.07, the Assets include a sufficient but not an excessive quantity of each type of such inventory and supplies in order to meet the normal requirements of Seller's business.

     2.08 Accounts Receivable. Schedule 2.08 hereto sets forth a complete list of all accounts receivable of
Seller arising  out of the Business showing the amounts
due and  an aging  analysis thereof.  The accounts and
other receivables shown on Schedule 2.08 hereto have arisen
in the ordinary course of business, are valid and enforceable and are not in dispute by the respective obligors therefore and are collectible consistent with past experience. Schedule
2.08 hereto sets forth a list of any oral or written
communication to   Seller   of  any  dispute  relating
to such  accounts receivable.

     2.09  Intellectual Property.  Except as set forth on
Schedule 2.09 hereto, Seller owns or has the legal right to utilize as presently used by Seller all inventions, patents, patent applications, patent rights, trade secrets, licenses, transferable permits and transferable franchises, trademarks, trade names, service marks, copyrights and copyright applications and applications for any of the foregoing, know how (collectively, the "Intellectual Property Rights"), including the exclusive right to use the name "Hydrothermic Floatation Systems, Inc.," necessary to manufacture and sell its products and to conduct its business as it is presently operated, free and clear of all liens or claims of others. Seller is not infringing upon any Intellectual Property Rights owned by any other person or persons, there is no claim or action by any such person pending or to Seller's
Knowledge (as hereinafter defined), threatened against Seller or any of its affiliates with respect thereto and to Seller's Knowledge, there is no person or persons infringing upon any Intellectual Property Rights used by Seller. Subject to periodic filing reports due after the Closing, all of the trademark registrations, copyright registrations and patents that are included in the Assets are valid and enforceable in their entirety in all material respects.

     2.10 Litigation. Except as set forth on Schedule 2.10 hereto, there is no (a) claim, suit, action, arbitration, proceeding, governmental investigation or other legal or
administrative proceeding (collectively,   "Claims")
in progress,   pending  or  to  Seller's  Knowledge,
threatened against or relating to Seller, Shareholder or any of their officers, directors or employees, affiliates, properties, assets or the Business or the transactions contemplated by this Agreement, nor to Seller's Knowledge, is there any basis for any Claims or
(b) order, decree or ruling of any court or administrative agency to which Seller, Shareholder or any of their affiliates is a party or bound, which could adversely affect Seller, the Business, the Assets or the performance of the obligations of Seller or Shareholder hereunder and Seller is not in default in respect of any such order, decree or ruling. As used herein, the term "Seller's Knowledge" shall mean the actual knowledge of Y. Jeremy Levy, Shawn Lipman and Rick Bowen and such knowledge as a reasonably prudent person would have in the ordinary exercise of his affairs in the capacity in which his knowledge is at issue.

     2.11 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (a) constitute a default under, conflict with, result in a right to accelerate, loss of rights under or a breach of any of the terms, conditions or provisions of, Seller's organizational documents or any agreement or instrument to which Seller or Shareholder is now a party or by which Seller or Shareholder is bound or to which any property or asset of any of them is bound, (b) result in the creation or imposition of any Lien upon Seller's capital stock, the Assets or the Business or (c) result in the violation of any applicable law, ordinance, regulation, permit, authorization, decree or order of any court or other government agency.

     2.12  No  Guaranties.  Except as set forth on
Schedule 2.12, none of the obligations or liabilities of Seller is guaranteed by, or subject to a similar contingent liability of, any other person, firm or corporation, nor has Seller guaranteed, or otherwise become contingently liable for, the obligations or liabilities of any other person, firm or corporation.

     2.13 Compliance with Applicable Laws. Except as set forth on Schedule 2.13, the Business has been, and until the Effective Time will be, conducted in compliance in all material respects with all applicable laws, ordinances, regulations, permits, authorizations, decrees and orders (collectively, "Laws and Regulations"), including Laws and Regulations concerning the environment, occupational health and safety and the marketing of medical devices. Seller has all licenses, permits, orders, approvals or other authorizations of governmental, regulatory or administrative agencies or authorities required to conduct the Business and own and operate the Assets and neither
Seller nor Shareholder has received any written notice or, to Seller's knowledge, any other notice, that any governmental authority intends to cancel, terminate or not renew any such license, permit, order, approval or other authorization. Neither Seller nor Shareholder has received any opinion or memorandum of legal advice from any legal counsel to the effect that either of them is exposed to any liability or disadvantage that is or may be material to Seller.

     2.14 Insurance.  Schedule 2.14 hereto sets forth a
list of all insurance policies carried by Seller during
the period beginning  January 1, 1994,  including types
and limits of coverages and all claims, notice of which were submitted to any insurer pursuant to any insurance policy since January 1, 1994. True and complete copies of such policies  have  been furnished  to Buyer.  Seller
has made available to Buyer all files and other information known to Seller or Shareholder with respect to any claims made or threatened against Seller arising out of the Business during the period beginning January 1, 1994, regardless of whether covered by insurance and regardless of whether notice thereof was submitted to any insurer. Except as indicated on Schedule 2.14 hereto, all of such policies are "occurrence" policies and are not "claims made" policies. In the event any such policies are on a
claims   made basis,  Seller  shall,  at  Seller's
expense, purchase insurance with similar coverage which shall insure Seller for claims made after the Closing
Date with respect to Seller's provision of services before the Closing Date.

     2.15  Consents.  There are no (a) consents or
approvals of any public body or authority, (b) filings with any public body or authority or (c) except as set forth on Schedule 2.15, consents or waivers from other parties to the Agreements or other instruments, that are required for the lawful consummation of the transactions contemplated hereby or necessary in order that the Business can be conducted by Buyer in the same manner after Closing as heretofore conducted by Seller.

     2.16 Undisclosed Liabilities. Except as set forth on Schedule 2.16 hereto or as reflected on the Base
Balance Sheet, Seller does not have any liability or obligations whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and choate or inchoate that would be required under generally accepted accounting principles to be reflected in a balance sheet of Seller (including footnotes thereto)
("Liabilities") individually or in the aggregate in excess of $10,000 (including, without limitation, liabilities or obligations arising out of claims based on products liability), and to Seller's Knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any such liabilities or obligations, except as set forth in Schedule 2.16 hereto or incurred after December
31, 1996 in the ordinary course of business consistent with prior practices.

     2.17 Absence of Changes or Events. Except as set forth in Schedule 2.17 hereto or as contemplated by this Agreement, since July 31, 1996, Seller has conducted the
Business only in the ordinary course of business, and Seller has not:

          (a) incurred any Liabilities which individually or in the aggregate have had or might have a material adverse effect on the Assets or the Business;

          (b)   pledged or subjected to any Lien any of
the Assets, other than liens arising by operation of law to secure payment of ad valorem or personal property taxes or arising in the ordinary course of business of Seller;

          (c)   sold,  transferred,  leased  to  others
or otherwise disposed of any of the Assets, except in the ordinary course of business of Seller;

          (d)  discharged, satisfied, canceled or
compromised any material debt or claim, or waived or released any right of substantial value except for fair value or in the ordinary course of business;

          (e)   received  any notice of termination  of
any contract, lease or other agreement, or suffered any damage, destruction or loss that, individually or in the aggregate, has had or might have a material adverse effect on the Assets or the Business;

          (f)   instituted, settled or agreed to settle
any litigation, action, proceeding or arbitration;

          (g)  failed to replenish its inventory or
supplies in a normal and customary manner or made any material purchase commitment other than in the ordinary course of business of Seller;

          (h) failed to pay any accounts or notes payable or any other obligations on a timely basis consistent with the practices of Seller;

          (i)    entered  into  any  material
transaction, contract or commitment other than in the ordinary course of the business of Seller;

          (j)    suffered  any  event  or  events,
whether individually or in the aggregate, that has had or could be reasonably expected to have a material adverse effect on the Assets or the Business;

          (k)   made  any  material change in  the  rate
of compensation, commission, bonus or other remuneration payable, or paid or agreed to pay any material bonus,
extra compensation, pension,  severance  or  vacation   pay,
to Shareholder or any director, officer, salesman, distributor, agent or employee of Seller other than periodic salary increases consistent with past practices;

          (l) issued any equity interests, declared or paid any distribution on equity interests (not including bonuses) or entered into any agreement or understanding to do or engage in any of the foregoing actions;

          (m)   engaged in any activities or practices
other than the Business; or

          (n)   entered  into  any  agreement  or  made
any commitment to take any of the actions described in Subsections (a) through (m) inclusive of this Section
2.17.

     2.18 Transactions with Affiliates. Except as set forth on Schedule 2.18 hereto, during the past three years Seller has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (i) any shareholder of Seller or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with, Seller or any shareholder of Seller. Except as set forth on Schedule 2.18 hereto, Seller does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller. Except as set forth on Schedule 2.18 hereto, no part of the property or assets of Shareholder or any affiliate of Shareholder has, during the past three years, been used by Seller.

     2.19 Taxes. All taxes that relate to, arise out of or impact upon the Business or the Assets, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding, unemployment disability and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority (collectively, "Taxes"), which are due or payable by Seller and/or Shareholder and all interest and penalties thereon, whether disputed or not, have been timely paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, all deposits required by law to be made by Seller with respect to employees' income withholding and other taxes have been duly made and in the case of Taxes for which payment is not yet required, such Taxes have been fully accrued for on Seller's Financial Statements.

     2.20 Labor and Employment Contracts. Seller has not (a) been a party to a collective bargaining agreement, (b) had any organization certified as a bargaining agent on behalf of all or any portion of Seller's employees, (c) received a demand for recognition from any union or other organization, (d) to Seller's Knowledge had any attempt made to organize any of Seller's employees, (e) encountered any labor union organizing activity or (f) encountered any actual or threatened employee strikes, work stoppages, jurisdictional disputes, slow-downs or lock-outs. Seller has provided Buyer a written list of all agreements and understandings, whether written or oral, between Seller and any of its officers, employees or agents that contain a noncompetition and confidentiality agreement and/or covenant or any other terms of employment.
Except as set forth on Schedule 2.20 hereto, Seller does not have any labor disputes currently subject to any material grievance procedure, arbitration or litigation, unfair labor practice charges, Equal Employment
Opportunity Commission charges, state or local fair employment practice charges, Department of Labor investigations, wage and hour claims or disputes or any other labor law related charges or investigations relating to or arising out of the Business or the Assets.

     2.21 Environmental Matters.

           (a)   Except as set forth in Schedule 2.21 hereto,
(i) neither Seller nor any of its subsidiaries or affiliates has ever generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as hereinafter defined); (ii) no Hazardous
Material has ever been or is threatened to be spilled, released or disposed of at any site presently or formerly owned, operated, leased or used by Seller or any of its subsidiaries or affiliates, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased or used by Seller or any of its subsidiaries or affiliates for treatment, storage or disposal at any other place; (iv) neither Seller nor any of its subsidiaries or affiliates presently owns, operates, leases or uses, and has not previously owned, operated, leased or used any site on which underground storage tanks are or were located and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery or equipment owned, operated, leased or used by Seller or any of its subsidiaries or affiliates in connection with the presence of any Hazardous Material.

           (b)   Except as set forth in Schedule 2.21 hereto,
(i)  neither Seller nor any of its subsidiaries or
affiliates has   any   liability  under,  and  has  not
violated,  any Environmental Law (as hereinafter defined);
(ii) each of Seller and its subsidiaries and affiliates, any property, whether real, personal or mixed, owned, operated, leased or used by Seller or any of its subsidiaries or affiliates and any facilities and operations thereon are presently in compliance with all  applicable Environmental  Laws;  (iii) neither Seller
nor any of its subsidiaries or affiliates  has entered
into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental  or health and safety matter  or
received  any request for information,   notice,    demand
letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law and (iv) neither Seller nor Shareholder has any reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

           (c) Except as set forth in Schedule 2.21 hereto, no site, improvements or other property of any kind owned, operated, leased or used by Seller or any of its subsidiaries or affiliates contains any lead-based paint, asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing
PCBs or any urea formaldehyde foam insulation.

           (d) No condition exists affecting any property, whether real, personal or mixed, occupied, owned, used, operated, leased or possessed by Seller that might
(i) result in a generation of or a release into the environment of Hazardous Materials or Hazardous Waste,
(ii) create a risk of harm to human health or animal health or habitat or the Environment, (iii) require, under any Environmental Law, that such condition be contained, abated, remediated, removed, investigated or cleaned up (regardless of whether or not any government or regulatory body has ordered or required such action) or
(iv) limit Buyer's full and beneficial use of such property in full compliance with all Environmental Laws.

           (e) Seller has provided to Buyer copies of all documents, records and information available to Seller concerning any environmental or health and safety matter relevant to Seller or any of its subsidiaries or affiliates, whether generated by Seller or any of its subsidiaries or affiliates, including, without limitation, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

           (f) For purposes of this Section 2.21, (i) "Hazardous Material" shall mean and include any hazardous waste, any reportable quantities of hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law and (iii) "Environmental Law" shall mean any applicable environmental or health and safety-related law, regulation, rule, judgment, administrative order, decree, ordinance or by-law at the federal, state or local level, existing as of the date hereof or previously enforced and (iv) the "Environment" means any surface water, ground water,drinking water supply, land surface, subsurface strata, ambient air (including indoor air) and includes any property owned, used or occupied by Seller.

     2.22 Employee Benefit Programs.

           (a) Schedule 2.22 hereto sets forth a list of every Employee Program (as hereinafter defined) that has been maintained (as such term is hereinafter defined) by Seller or any of its subsidiaries or affiliates at any time during the 5-year period ending on the date hereof.

           (b) Except as set forth in Schedule 2.22 hereto, each Employee Program which has been maintained by Seller or any of its subsidiaries or affiliates and which has at any time been intended to qualify under Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal
Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

           (c)   Except as set forth in Schedule 2.22
hereto, there has not been any failure of Seller to comply with any laws applicable with respect to the Employee Programs that have been maintained by Seller or any of its subsidiaries or affiliates. With respect to any Employee Program now or heretofore maintained by Seller or any of its subsidiaries or affiliates,there has occurred no "prohibited transaction," as defined in
Section 406 of the Employee Retirement Income Security
Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Seller or any of its subsidiaries or affiliates. Except as set forth in Schedule 2.22 hereto, no litigation, arbitration, governmental administrative proceeding or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or, to Seller's Knowledge, threatened with respect to any Employee Program.

           (d)  Neither Seller nor any of its subsidiaries
or affiliates has incurred any liability under Title IV of
ERISA which  will not be paid in full prior to Closing.
Except as set forth in Schedule 2.22 hereto, there has been
no "accumulated funding deficiency" (whether or not waived)
with respect to any Employee Program ever maintained by
Seller or any of its subsidiaries or affiliates and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by Seller or any of its subsidiaries or affiliates and subject to Title IV of
ERISA, there  has been no (nor will there be any as a
result of  the transaction contemplated by this Agreement)
(i)  "reportable event,"  within  the meaning of ERISA
Section  4043,  or the regulations thereunder (for which
the notice requirement is not waived under  29 C.F.R. Part
2615) or (ii) event or condition  which presents a material
risk of plan termination or any other event that may cause Seller or any of its subsidiaries or affiliates to incur liability or have a lien imposed on its assets under
Title IV or ERISA.  Except as set forth in Schedule 2.22
hereto, all payments and/or contributions required to have
been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any of its subsidiaries or affiliates, for all periods prior to Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 2.22 hereto). Except  as  described  in Schedule 2.22 hereto,
no Employee Program maintained by Seller or any of its subsidiaries or affiliates and subject to Title IV of ERISA (other than a Multiemployer Plan as hereinafter defined) has any "unfunded benefit liabilities" within the meaning of
ERISA  Section 4001(a)(18), as of the Closing Date.
Neither Seller nor  any of  its  subsidiaries  or
affiliates has ever  maintained  a Multiemployer  Plan.
None  of the Employee  Programs  ever maintained by Seller
or any of its subsidiaries or affiliates has  ever
provided  health  care or  any  other  non-pension
benefits   to  any  employees after  their  employment
was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or any other health benefits law) or has ever promised to provide such post-termination benefits.

            (e)    With  respect  to  each  Employee
Program maintained by Seller of any of its subsidiaries or affiliates within the five years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program, including, without limitation, trust agreements) as they may have been amended through the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the current summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and any material modifications to such summary plan descriptions or other descriptions; (v) any insurance policy (including any fiduciary liability insurance policy) related to  such Employee Program; (vi) any
documents evidencing  any loan  to  an  Employee Program
that is a leveraged  employee stock   ownership  plan;
and (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to any such participation in or contributions under such plan by Seller or any of its subsidiaries or affiliates.

           (f)   Except as set forth in Schedule 2.22
hereto, each Employee Program maintained by Seller or any of its subsidiaries or affiliates as of the date hereof is subject to termination by the Board of Directors of such Seller or any of its subsidiaries or affiliates, as the case may be, without any further liability or obligation on the part of Seller or any of its subsidiaries or affiliates to make further contributions to any trust maintained under any such Employee Program following such termination.

           (g)   Buyer will not adopt or in any way
become a successor employer with respect to any such Employee Program. Except as otherwise required by law, any obligation, liabilities or responsibilities under COBRA with respect to any such Employee Program will be satisfied by Seller, and Buyer shall have no obligations, liabilities or responsibilities under
COBRA  with  respect to any such Employee Program.
Seller shall indemnify Buyer for any and all liability imposed by law under COBRA with respect to any such
 Employee Program.

           (h)  For purposes of this Section 2.22:

           (i)  "Employee Program" means (A) all
employee benefit  plans  within  the meaning of  ERISA
Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

               (ii) an entity "maintains" an Employee
Program if  such entity sponsors, contributes to, or
provides (or has promised to provide) benefits under such
Employee Program, or has any obligation (by agreement or
under applicable law)  to contribute  to  or  provide
benefits  under  such   Employee Program, or if such
Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                (iii)      An  entity  is an  "Affiliate"
of Seller or any of its subsidiaries or affiliates for purposes of this Section 2.22 if it would have ever been considered a single employer with Seller or any of its subsidiaries or affiliates under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C), and in any case includes each subsidiary or affiliate of Seller;
and

                (iv) "Multiemployer Plan" means a
(pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.23 Books and Records.  All of the books and records
of Seller are complete and correct in all material
respects and have   been  maintained  in  accordance  with
good business practice and there have been no transactions involving the Business which are required to have been set forth therein and which have not been accurately so set forth.

     2.24 Other Names and Businesses. During the past five years, except for the names set forth on
Schedule 2.24, Seller has used no trade names, fictitious names, assumed names, "doing business as" names or other names to conduct business nor has Shareholder had any interest in any other specialty patient surface or woundcare business other than Apex, Inc., a California corporation ("Apex"), Blue Line, Inc.
and 9th Wave, Inc.

     2.25 Disclosures to Third Parties.  Except as set
forth on  Schedule 2.25 hereto, neither Seller,
Shareholder nor any of  their  respective brokers,
representatives, accountants, attorneys  or  agents  has
disclosed  any customer   lists, contract  terms,  pricing
information, margin information, trade secrets or other confidential information to any other person or other entity.

     2.26  Customer  Relationships.   The  relationships
of Seller  with  its  customers and suppliers
("Customers") are generally satisfactory business relationships. Except as set forth on Schedule 2.26, no Customer which accounted for more than 1% of the revenues of Seller for the fiscal year ended December
31, 1996 has canceled or otherwise terminated its relationship with Seller or has during said period decreased materially its usage, purchase or provision, as the case may be, of the services or products of Seller, other than in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.26 hereto, no Customer has, to Seller's Knowledge, any plan or intention to terminate, cancel or otherwise adversely modify its relationship with Seller or to decrease or limit its usage, purchase or provision, as the case may be, of the services or products of Seller other than in the ordinary course of business consistent with past practice.

     2.27 Affiliated Entities. Apex has no material assets and no longer conducts business.

     2.28 Disclosure. No representation or warranty made by Seller or Shareholder contained in this Agreement nor any exhibit, schedule, statement or certificate furnished or to be furnished by Seller or Shareholder to Buyer or its representatives in connection herewith or pursuant hereto, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Article II or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Buyer and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.


                        ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF BUYER


      Buyer represents and warrants to Seller and Shareholder as follows:

      3.01  Organization; Valid Authorization; Good
Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all other agreements, instruments and documents which are contemplated by this Agreement and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of Buyer, and when executed and delivered on behalf of Buyer, this Agreement and all agreements contemplated by this Agreement will constitute a valid and legally binding obligation of Buyer enforceable against it in accordance with its terms.

      3.02 No Conflict with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (a) constitute a default under, conflict with, result in a right to accelerate, loss of rights under or a breach of any of the terms, conditions or provisions of, Buyer's organizational documents or any agreement or instrument to which Buyer is now a party or by which Buyer is bound or to which any property or asset of Buyer is bound or
(b) result in the violation of any applicable law, ordinance, regulation, permit, authorization, decree or order of any court or other government agency.

      3.03  Consents.  There are no (a) consents or
approvals of any public body or authority, (b) filings with any public body or authority or (c) consents or waivers from other parties to the Agreements or other instruments, that are required for the lawful consummation of the transactions contemplated hereby or necessary in order that the Business can be conducted by Buyer in the same manner after Closing as heretofore conducted by Seller.

      3.04 Brokers. Neither Buyer nor any of its respective officers, directors, agents, employees or affiliates has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement.

      3.05 Disclosure. No representation or warranty made by Buyer contained in this Agreement nor any exhibit, schedule, statement or certificate furnished or to be furnished by Buyer to Seller, Shareholder or their representatives in connection herewith or pursuant hereto, contains or will contain on the Closing Date any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Article III or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Seller and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

                        ARTICLE IV

                   COVENANTS OF SELLER AND
                        SHAREHOLDER

       Seller and Shareholder jointly and severally covenant and agree with Buyer as follows:

      4.01 Conduct Prior to Effective Time. Unless otherwise expressly consented to in writing by Buyer, from and after the date of this Agreement through the Effective Time, Seller agrees to (and Shareholder agrees to cause Seller to):

           (a)   carry  on the Business in the  ordinary
and usual course as has been conducted since July 31, 1996;

           (b)  keep and preserve the Assets in good
condition and repair, ordinary wear and tear excepted;

           (c)   preserve the goodwill of Seller's
suppliers, customers, landlords and others having business relations with Seller;

           (d)   maintain in full force and effect
insurance comparable in amount and in scope of the current policies listed on Schedule 2.14 hereto;

           (e) maintain in full force and effect, perform all of its obligations under and not change any of the material terms under, the customer accounts of Seller and all other agreements, leases and other commitments relating to or affecting the Assets or the Business;

          (f)   to  cooperate with Buyer and use
reasonable efforts to assist Buyer in obtaining the consent of any landlord or other party to any lease or contract with Seller where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby;

         (g)   comply  in  all material respects  with
and perform in all material respects, all obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities;

         (h) not grant any increase or make any change in the compensation of any employee employed in connection with the Business other than in the ordinary course of business consistent with past practices;

         (i)   not dispose of or encumber any of the
Assets other than in the ordinary course of business;

         (j) not take any actions of the type described in Section 2.17 other than in the ordinary course of business;

         (k)  not take any actions that would be
inconsistent with the intent of this Agreement;

         (l) not change its articles of incorporation or bylaws or merge or consolidate or obligate itself to do so with or into any other entity;

         (m)   cause  Buyer, its counsel,  accountants
and other representatives, to have full access, during normal business hours, to the properties, books and records of Seller and will furnish to Buyer and its representatives during such period all such information concerning the Business as Buyer or its representatives may reasonably request; and

         (n)   give  Buyer  prompt written  notice  of
any material change of any of the information contained in the representations and warranties made in Article
II or elsewhere in this Agreement or the schedules or exhibits hereto which occurs prior to the Effective Time.

      4.02 Advice of Change. Seller and Shareholder shall advise Buyer in writing prior to the Effective Time of any material adverse change, or the occurrence of any event which involves any substantial possibility of any material adverse change, in the condition, financial or otherwise, to the Business or the Assets that has occurred since the date of this Agreement.

      4.03  Non-Competition Agreement. In consideration for
the  purchase  of  the Assets hereunder and  other  good
and valuable  consideration, at Closing, Seller  and
Shareholder shall, and shall cause Apex to, execute and
deliver, the NonCompetition   and  Continuity of Business
Dealings  Agreement in   the  form  of  Exhibit  G
attached hereto  (the  "NonCompetition Agreement").

      4.04 Cooperation. Subject to the terms and conditions herein provided, Seller and Shareholder will each use all commercially reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law, to consummate and make effective all of the transactions contemplated by this Agreement.

      4.05 Right to Name. Seller and Shareholder agreeto cause Seller, immediately after Closing, to change the name of Seller to a name which does not include "H.F.," "H.F. Systems" or "Hydrothermic Floatation Systems, Inc.,"
a similar  name  or any other name reasonably  objected  to
by Buyer.    Seller  shall  provide  copies  of  all
documents evidencing the change of name to Buyer.

      4.06 Access and Information. From the date hereof until the first to occur of (i) the Closing Date and (ii)
the termination  of  this  Agreement in accordance  with
Section 9.01, Seller shall permit Buyer, its counsel, accountants and other representatives full and complete access during normal business hours to enable Buyer to
make such investigation of the business, operations and properties of Seller relating to the Business as Buyer in its sole discretion deems necessary or desirable in connection with the transactions contemplated hereby. Such investigation shall include, without limitation, access to the directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of Seller relating to the  Business and  the  properties, books,
records and other documents of Seller relating to the Business. Buyer, Seller and Shareholder agree to use reasonable efforts wherever possible in conducting such investigation to keep confidential the existence of this Agreement and the
proposed  transactions contemplated  hereby.   Seller
shall furnish  Buyer  and  its representatives  with
such financial  (including  data  with respect  to
billing and accounts receivable), operating  and other
data  and information, and copies of  documents  with
respect   to the  Business  or  any  of  the
transactions contemplated hereby, as Buyer shall from time to time request. Such access and investigation shall be made upon reasonable notice and at reasonable places and times. Such access and information shall not in any way affect or diminish any of the representations or warranties hereunder. Without limiting the foregoing, during such period, Seller shall keep Buyer informed as to the business and operations of the Business and shall consult with Buyer with respect thereto as appropriate.

      4.07 Termination of 401(k) Plan. Shareholder agrees to, and shall cause Seller to, take all actions necessary in accordance with all applicable laws to terminate
Seller's 401(k) Plan.

      4.08. Termination of Settlement Agreement. Shareholder agrees to, and shall cause Seller to, pay all amounts owed to Jack Sneh prior to the Closing.


                        ARTICLE V

                   COVENANTS OF BUYER


      Buyer  covenants and agrees with Seller and Shareholder as follows:

      5.01  Cooperation.  Subject to the terms and
conditions herein provided, Buyer will use its best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to consummate and make effective all of the transactions contemplated by this Agreement.

      5.02 Confidentiality. In the event that the Closing does not occur,(i) the terms of the confidentiality provisions set forth in Section 9 of the letter of intent dated December 9, 1996 shall remain in full force and effect, (ii) Seller and Shareholder shall maintain, and shall require its accountants, attorneys, lenders, employees, officers and other representatives to maintain, the confidentiality of business methods, practices, customer lists, trade secrets, books and records of Buyer for a five-year period beginning on the date of this Agreement and ending on December 31, 2001, (iii) for a period of twelve (12) months beginning on the date of this Agreement, Buyer shall not solicit any individual currently employed by Seller ("Seller Employees") other than pursuant to a general solicitation or hire any of Seller's clinical consultants, and (iv) for a period of six (6) months beginning on the date of this Agreement, Buyer shall not hire any Seller Employees.

      5.03 Employees.

           (a)   On the date of this Agreement, Seller
shall, to the extent not previously provided to Buyer,
provide Buyer with a list of all of Seller's employees employed in the Business ("Employees") by name, date of hire, current  salary and  position  and shall promptly
provide to Buyer  the  most recent   performance
evaluation  and   other   compensation information
(including anticipated bonuses, if any)  for  any
Employee who  consents in writing to the provision  of
such information to Buyer. Buyer shall interview each Employee for employment effective as of the Closing Date and use  its reasonable  efforts  to  hire as many  of
the Employees as possible consistent with, and subject to, Buyer's requirements and employment policies. Seller shall
permit Buyer   to   interview  Employees  at  times  and
locations acceptable to each of Seller and Buyer.  No
later than  seven (7) days from the date of this
Agreement, Buyer shall provide to  Seller a list of
Employees it intends to employ following the  Closing
Date.  Seller shall permit Buyer to communicate with
Employees at reasonable times and upon reasonable notice concerning Buyer's plans, operations, business, customer relations and general personnel matters, provided that such contacts shall be conducted in a manner as is reasonably acceptable to Seller. Buyer shall pay to any Employee (other than Shareholder and Julie Levy) who is not offered employment by Buyer for a reason other than a failure to meet Buyer's standard pre-employment qualifications, or is terminated by Buyer without good cause after the Closing such amount, if any, as such Employee would have received pursuant to Buyer's severance policy had such
Employee been  an employee  of Buyer since their date of
hire by Seller.   Each Employee  offered  employment by
Buyer effective as of the Closing Date who accepts such employment shall be referred to herein as a "Transferred Employee."

         (b)   Other than as set forth in Sections
5.03(a) and (c) and subject to the provisions of Buyer's policies and programs, each Transferred Employee shall be eligible to participate or eligible for accrual of benefits, vesting and contributions or accruals to be made or credited following the Closing Date under
each of Buyer's  employee  benefit plans,   programs  or
arrangements available to all or substantially all of Buyer's employees, subject to the terms upon which such plans allow new participation by Buyer's employees. Each Transferred Employee shall be deemed to have been hired by Buyer as of the Closing Date. Except as expressly provided in this Section 5.03, Buyer has no obligation to  (i) make any contributions or accruals with respect
to any period preceding the Closing Date, (ii) offer Transferred Employees the same or comparable employee plans or benefits as Seller, or (iii) assume any liability of Seller  with  respect to Seller's employee benefit
plans or severance policy, accrued vacation or sick leave
for Seller's employees,   or   Seller's  employment  of
the Transferred Employees prior to the Closing Date.

           (c)   With  respect to Transferred  Employees
who regularly work less than 40 hours per week, Buyer shall not be required to offer or provide benefits, other than benefits offered or provided to Buyer's employees who work a similar number of hours per week.

           (d) This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any employee of Seller employed with the Business or upon any party other than Seller, Shareholder and Buyer. Any written communications to the employees of Seller employed with the Business concerning the subject matter of this Section 5.03 shall be approved by Seller and Buyer.

      5.04 Earnout Revenues. Buyer agrees to use commercially reasonable efforts to maximize the Earnout
Revenue during the Earnout Period, subject to all applicable laws.

                        ARTICLE VI

            CONDITIONS TO OBLIGATIONS OF SELLER

                      AND SHAREHOLDER


       All obligations of Seller and Shareholder to be discharged under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived in writing by Seller and Shareholder at any time prior to or at the
Closing:

     6.01 Representations and Warranties of Buyer. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement. All such representations and warranties shall be deemed to have been made again as of the Closing Date, and shall be true and correct in all material respects as of the time of the Closing. Buyer shall have executed and delivered to Seller a Certificate, in form and substance reasonably satisfactory to Seller, dated the Closing
Date, to such effect.

     6.02 Covenants and Agreements of Buyer. Buyer shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with in all material respects.
Buyer shall have executed and delivered to Seller a Certificate, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to such effect.

     6.03 Opinion of Counsel. Cox & Smith Incorporated, counsel for Buyer, shall have delivered to Seller and Shareholder an opinion, dated the Closing Date, in substantially the form of Exhibit H attached hereto.

     6.04 Option. Kinetic Concepts, Inc., a Texas corporation ("KCI"), shall have granted to Shareholder an option (the "Option") pursuant to the 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan (the "Plan") to purchase Fifteen Thousand (15,000) shares of the common stock, par value $.001 per share, of KCI. The Option shall have all terms and conditions of other options granted under the Plan except the Option shall
(i) vest as of the date of Closing and (ii) have an exercise price equal to $11.375.


                        ARTICLE VII

            CONDITIONS TO OBLIGATIONS OF BUYER

     All obligations of Buyer to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless expressly waived in writing by Buyer at any time prior to or at the Closing:

    7.01  Representations  and  Warranties  of  Seller
and Shareholder.   All of the representations and
warranties of Seller and Shareholder contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement. All of such representations and warranties shall be deemed to have been made again as of the Closing Date, and shall be true and correct in all material respects as of the time of the Closing. Seller and Shareholder shall each have executed and delivered to Buyer a Certificate, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to such effect.

     7.02 Covenants and Agreements of Seller and Shareholder.
Seller and Shareholder shall have caused all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing to be so performed or complied with in all material respects. Seller and Shareholder shall each have executed and delivered to Buyer a Certificate, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, to such effect.

     7.03  Consents.   All  of  the  consents  necessary
or advisable to transfer the Assets to Buyer and for Buyer to operate the Business from and after the Effective
Time shall have been secured in form reasonably satisfactory to Buyer, except for any such consents the failure of which to be made or obtained, individually or in the aggregate, would not have a material adverse effect on the Business or the Assets.

     7.04  Opinion  of Counsel.  Jeffer, Mangels,  Butler
& Marmaro LLP, counsel for Seller and Shareholder, shall have delivered to Buyer an opinion, dated the Closing
Date, in substantially the form of Exhibit I attached hereto.

     7.05 No Material Adverse Changes.  There shall not
have been  any  material  adverse changes to  the  Assets
or  the Business  prior  to  the  Closing;  provided,
however,   for purposes  of  this  Section 7.05, a material
adverse change resulting solely from the announcement of the transactions contemplated hereby shall only be deemed to be a material adverse change under this
Section 7.05 if (i) eight (8) or more of Seller's consulting clinicians elect to give notice to terminate their employment with Seller or (ii) 80 or more therapeutic support surface rentals are terminated, other than in the ordinary course of business.

     7.06  Releases.   All of the liens,  charges,
security interests and encumbrances outstanding on any of the Assets shall have been terminated and released prior to or at the Closing.

     7.07 Agreements. Seller, Shareholder and Apex shall have each executed and delivered the Non-Competition
Agreement. Seller shall have executed and delivered the Bill of Sale and Assumption Agreement. Shareholder shall have executed and delivered the Levy Employment
Agreement.

     7.08 Employment Agreements.  Shawn Lipman and Rick
Bowen shall  have  executed  and  delivered  to  Buyer
Employment Agreements in form and substance reasonably satisfactory to Buyer.


                       ARTICLE VIII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       INDEMNIFICATION

     8.01 Survival of Representations and Warranties. Subject to the limitations set forth in Section 8.04, the representations, warranties, covenants, and
agreements made by  Seller and Shareholder hereunder,
except as they may be fully performed prior to or at the Closing, shall survive Closing and shall be fully enforceable by Buyer and its successors and assigns, at law or in equity, against  Seller and  Shareholder and their
respective successors or  assigns. All   of  the
representations, warranties, covenants, and agreements made by Buyer hereunder, except as they may be fully performed prior to or at the Closing, shall survive
Closing   and   shall be  fully  enforceable   by
Seller, Shareholder, its successors, and assigns, at law or in equity, against Buyer and its successors and assigns.

     8.02 Indemnification by Seller and Shareholder. Subject
to  the  limitations set forth in Section  8.04,  Seller
and Shareholder,  jointly and severally, agree to
indemnify and hold  Buyer  harmless from all liabilities,
damages, losses, costs, reasonable  attorneys'  fees  and
other   expenses resulting  from, arising out of or incurred
with respect to, the falsity of any representation or the breach of any warranty or covenant made by Seller or Shareholder herein or in accordance herewith or in enforcing any agreement or indemnity hereunder. Except as expressly provided in Section 1.03, Buyer has not assumed, or agreed to assume, any liabilities or obligations of any kind or nature whatsoever of Seller, whether direct, contingent or otherwise. In connection therewith, Seller and Shareholder agree, jointly and severally, to indemnify and hold Buyer harmless from all liabilities, damages, losses, costs, reasonable attorneys' fees and other expenses resulting from or arising out of or incurred in connection with any actual or alleged liability or obligation of Seller or Shareholder not expressly assumed by Buyer.

     8.03  Indemnification by Buyer.  Buyer agrees to
indemnify and hold Seller and Shareholder harmless  from
all liabilities,  damages,  losses, costs, reasonable
attorneys' fees  and  other expenses resulting from,
arising out  of  or incurred  with  respect to, the
falsity of any representation or  the  breach  of any
warranty or covenant made  by  Buyer herein  or  in
accordance  herewith  or  in enforcing     any
agreement  or indemnity hereunder.  Buyer agrees to
indemnify and   hold   Seller   and  Shareholder  harmless
from all liabilities, damages, losses, costs, reasonable attorneys' fees and other expenses resulting from, arising out of or incurred in connection with, (i) the Assumed Liabilities and (ii) the operation of the Business or the use of the Assets from and after the Closing Date.

     8.04 Limitations on Indemnification.

        (a)  If the Closing occurs, Seller and
Shareholder will have no liability with respect to any representations or warranties in article II hereof, other than with respect to Sections 2.19, 2.21 and 2.22, unless on or before March 31, 1998, Buyer notifies
Seller or Shareholder of a claim for indemnification.
Any claim with respect to Sections 2.19, 2.21 and
2.22 may be made at any time. If the Closing occurs, Buyer will have no liability with respect to any representation or warranty made in Article III hereof, unless on or before March 31, 1998, Seller notifies
Buyer of a claim for indemnification.

         (b)  If the Closing occurs, Seller and
Shareholder shall not be obligated to indemnify Buyer with respect to the representations and warranties set forth in
Article II until and unless the cumulative amount of all indemnification claims with respect to the representations and warranties contained in Article II exceeds One Hundred Thousand Dollars ($100,000) (the 'Basket"), at which point Seller and Shareholder shall be obligated to indemnify Buyer for all such claims in excess of the Basket.

         (c) If the Closing occurs, Seller's and
Shareholder's liability for and obligation to indemnify
Buyer with respect to any breach of representations and warranties contained in Article II shall be limited to the aggregate amount of the consideration paid to Seller pursuant to Sections 1.02(a) and (b) hereof.
The limitations set forth in this Section 8.04(c) shall only apply with respect to those claims based solely on the representations and warranties set forth in Article II hereof.

        (d) If the Closing occurs, the aggregate liability of Buyer for and obligation to indemnify Seller and Shareholder with respect to any breaches of representations and warranties contained in Article III shall be limited to the amount of One Million
Dollars ($1,000,000), except for Buyer's obligations under Sections 1.02(b), 1.02(c) and 1.03. The limitations set forth in this
Section 8.04(d) shall only apply with respect to claims based solely on the representations and warranties set forth in Article
III hereof.

        (e) In calculating the amount of any loss incurred by any party hereto, such amount shall be reduced by the net amount of recovery (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such loss, and the indemnified party shall use reasonable efforts to effect any such recovery.

     8.05 Notice of Claim. The party seeking indemnification (the "Indemnified Party") shall give written notice to the party obligated to indemnify and hold the other harmless (the "Indemnifying Party") of an event giving rise to the obligation to indemnify, allow the Indemnifying Party to assume and conduct the defense of the claim or action and cooperate with the Indemnifying Party in the defense thereof. If the Indemnifying Party wrongfully refuses to assume the defense of the Indemnified Party, the Indemnifying Party shall be responsible for all legal and other expenses incurred by the Indemnified Party in connection with the investigation or defense of such claim or action including, without limitation, expenses incurred in enforcing such obligation to indemnify.

     8.06 Offset.  In the event Buyer shall be entitled
(a) to  indemnification pursuant to this Article VIII or
(b) any other payments or claims from or against Seller and/or Shareholder, Buyer shall have the right to offset the amount of such claim, debt or obligation against any amounts or consideration to be paid to Seller and/or Shareholder after the Closing (the "Right of Offset"). In the event it is later determined that Buyer is not entitled to a recovery for the amount offset, Buyer shall repay to Seller the amount improperly offset plus accrued interest on such amount at the rate of 10% per annum from the date that payment would have been due had such amount not been improperly offset. The Right of Offset shall in no way limit or impair any other remedies available to Buyer.

     8.07 Tax Treatment of Indemnification Payments.
Unless otherwise required by law, each of the parties agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all tax purposes.

     8.08 Exclusive Remedy. Except with respect to claims for actual fraud only, the parties hereto agree that their exclusive remedy after the Closing for any breach of any representation or warranty set forth in Articles II and III hereof contained in this Agreement shall be the indemnity contained in this Article VIII; provided, however, that nothing contained herein shall limit the rights of any party to seek and obtain injunctive relief to specifically enforce another party's obligations hereunder.


                        ARTICLE IX

                          GENERAL


     9.01 Termination.

           (a) This Agreement may, by notice given prior to or at the Closing, be terminated:

                (i)  by the mutual written agreement of
Buyer and Seller and Shareholder;

                (ii)  by  either Buyer, on the one  hand,
or Seller and Shareholder, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured without having a material adverse effect on the Business or the Assets;

                (iii) (I)   by  Buyer  if  any  of  the
conditions in Section VII has not been satisfied as of the Closing, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing or (II) by Seller if any of the conditions in
Section VI has not been satisfied as of the Closing, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing.

               (iv)  the  Closing  shall not  have
occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) as of February 15, 1997, or such later date as the parties may agree upon in writing.

          (b) Nothing in this Section 9.01 shall relieve any party of any liability for a breach of this Agreement prior to the termination hereof.

     9.02 Notices, Etc. All notices, requests, demands and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given upon delivery in person, by telecopy, by overnight courier or by certified or registered mail, return receipt requested, as follows:

      If to Seller         Hydrothermic Floatation Systems, Inc
      or Shareholder:      127 North Bowling Green Way
                           Los Angeles, California 90049
                           Attention:  Mr. Jeremy Levy,
                                       President
                           Facsimile No.: (310)476-2303

      With a copy to:      Jeffer, Mangels, Butler & Marmaro, LLP
                           2121 Avenue of the Stars, Tenth Floor
                           Los Angeles, California 90067-5010
                           Attention:  Mr. Joel I. Bennett
                           Facsimile No.: (310)203-0567

      If to Buyer:         KCI Therapeutic Services, Inc.
                           8023 Vantage Drive
                           San Antonio, Texas 78230
                           Attention:  Mr. Dennis E. Noll,
                                       General Counsel
                           Facsimile No.: (210)225-6993

      With a copy to:      Cox & Smith Incorporated
                           112 E. Pecan Street, Suite 1800
                           San Antonio, Texas 78205
                           Attention:  Mr. Stephen D. Seidel
                           Facsimile: (210)226-8395


or  at  such  other address or telecopy number as shall
have been furnished to the other in writing in  accordance
herewith,  except that such notice of such  change  shall
be effective  only  upon  receipt.  Each such  notice,
request, demand  or  other  communication  shall  be
effective   when received or, if given my mail, when
delivered at the address specified in this Section 9.02 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

     9.03  Amendments  and Waiver.  This  Agreement  may
be amended  or  modified by, and only by, a  written
instrument executed  by  all  the parties hereto.   The
terms of this Agreement may be waived by, and only by, a written instrument executed by the party against whom such waiver is sought to be enforced.

     9.04 Section and Other Headings. The section and other headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     9.05 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.06 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon parties hereto, and their respective successors and assigns. This Agreement shall not be assigned by any party hereto without the written consent of the other parties, except as otherwise expressly permitted herein.

     9.07 No Implied Rights or Remedies.  Except as
otherwise expressly  provided  herein,  nothing  herein
expressed   or implied  is intended or shall be construed
to confer upon or to give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

     9.08 Exhibits and Schedules. All exhibits and schedules referred to herein and attached hereto are incorporated herein for all purposes.

     9.09 Entire Agreement. This Agreement, together with all exhibits and schedules hereto and the letter agreement of even date herewith between Buyer, Seller, Shareholder, Apex and Blue Line, Inc., (the "Letter
Agreement"), embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof.

     9.10 Legal Invalidity. If any part or provision of this Agreement is or shall be deemed violative of any applicable laws, rules or regulations, such legal invalidity shall not void the Agreement or affect the remaining terms and provisions of this Agreement, and the Agreement shall be construed and interpreted to comport with all such laws, rules or regulations to the maximum extent possible.

     9.11 Applicable Law. This Agreement and the rights and obligations of the parties hereto shall be construed under and governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

     9.12  Enforcement; Service of Process.   In  the
event either party shall seek enforcement of any covenant,
warranty or other term or provision of this agreement, the
party which prevails in such enforcement proceedings shall
be entitled to recover reasonable attorneys' fees actually
incurred by it in connection  therewith.   The parties
hereto agree that the service of process or any other papers upon them or any of them by registered mail at their respective addresses where notices are to be sent pursuant to this Article IX shall be deemed good, proper and effective service upon them.

     9.13 Expenses; Taxes. Each party hereto shall pay its own expenses incurred in connection with the transactions contemplated hereby; provided, however, that Seller shall pay the cost of all income, single business, sales, transfer, use, value added, gross receipts, registration and similar taxes arising out of or in connection with the transactions contemplated by this Agreement, other than any sales or use tax that Buyer elects to pay, if such tax payment is not mandatory; provided, Buyer shall pay use tax with respect to any such election to the extent such payment does not adversely affect Buyer.

     9.14 Waiver of Punitive Damages. EXCEPT WITH RESPECT TO FRAUD, THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE
AND FORGO ANY RIGHT TO RECOVER PUNITIVE AND EXEMPLARY
DAMAGES  IN ANY  ARBITRATION,  LAWSUIT, LITIGATION OR
PROCEEDING  ARISING OUT OF OR RESULTING FROM ANY
CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT, OR THE BREACH,
TERMINATION OR VALIDITY OF ANY PROVISION OF THIS
AGREEMENT, OR ANY RELATED DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT.
EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN
THE EVENT OF LITIGATION, SEEK TO  ENFORCE  THE FOREGOING WAIVER,
(b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (c) IT MAKES THIS WAIVER VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

     9.15 Exclusivity of Representations and Warranties; Relationship Between the Parties. It is the explicit intent and understanding of each of the parties hereto that neither party hereto nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement and the Exhibits, Schedules and other documents executed and delivered by the parties hereto pursuant to this Agreement. The parties hereto agree that this is an arms' length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and the Exhibits, Schedules and other documents executed and delivered by the parties hereto pursuant to this Agreement.

     9.16 Arbitration.

           (a)   The  parties hereto agree that all
disputes, controversies or claims that may arise among
them (including their  agents  and employees) including,
without limitation, any  dispute,  controversy  or  claim
arising out  of  this Agreement,   the   Letter
Agreement,   the Non-Competition Agreement  or the Levy
Employment Agreement, or  the  breach, termination or
invalidity thereof, shall be submitted to, and determined
by,   binding   arbitration. The    foregoing
notwithstanding, the parties may seek and obtain from a
court of  competent  jurisdiction  a temporary restraining
order, temporary  injunction  or  other temporary
emergency  relief without  first having to submit such
dispute to  arbitration. Such   arbitration  shall  be
conducted  pursuant to the Commercial Arbitration Rules
(the "Rules") then in effect of the American Arbitration Association, except to the extent such rules are inconsistent with this Section 9.16; provided; however, that any dispute
relating to the calculation of  the Earnout  Revenue Statement or the Adjusted Assets Statement shall be resolved in accordance with Sections 1.02(b) and (d) hereof. If the amount in controversy in the arbitration exceeds $200,000, exclusive of interest, attorneys' fees and costs, the arbitration shall be conducted by a panel of three (3) neutral arbitrators. Otherwise, the arbitration shall be conducted by a single neutral arbitrator.
The arbitrator(s) shall be selected pursuant to the Rules.
Exclusive venue for such arbitration shall be in Phoenix, Arizona. The arbitrator(s) shall apply the internal laws of the State of Delaware  (without  regard  to  conflict  of  law
rules) in determining  the  substance of the  dispute,
controversy or claim  and  shall  decide  the same in
accordance with the applicable usages and terms of trade. Evidentiary questions shall be governed by the Federal
Rules  of Evidence.  The arbitrator(s)' award shall be in writing and shall set forth the  findings  and  conclusions upon which the
arbitrator(s) based   the  award.   The  prevailing  party
in any such arbitration shall be entitled to recover its reasonable attorneys' fees, costs and expenses incurred in connection with the arbitration. Any award pursuant to such arbitration shall be final and binding upon the parties, and judgment on the award may be entered in any federal or state court sitting or located in Maricopa County, Arizona or in any other court having jurisdiction. The provisions of this
Section 9.16 shall survive the termination of this Agreement.

           (b)   The arbitration shall commence within
thirty (30)  days  after  the selection of neutral
arbitrator(s)  in accordance  with  the provisions of this
Section  9.16. In fulfilling his or her duties, the arbitrator(s)
may consider such  matters  as,  in the opinion of the
arbitrator(s), are necessary or helpful to render an appropriate decision. All discovery shall be expedited, consistent with the nature and complexity  of  the  claim  or dispute  and
consistent with fairness and justice.  The arbitrator(s)
shall have the power to  compel any party to comply with
discovery requests of the other  parties  and to issue
binding orders relating to  any discovery  dispute  which
shall be enforceable  in the  same manner  as  awards.
The arbitrator(s) also  shall have  the power  to  impose
sanctions for abuse or frustration  of  the arbitration
process,  including without  limitation,     the
refusal to comply with orders of the arbitrator(s) relating to discovery and compliance with subpoenas.

           (c)   Without limiting the enforceability or
scope of this Section 9.16, the parties to this Agreement agree that if a controversy or claim between them arises out of or relates to this Agreement and results in litigation, the courts of Maricopa County, Arizona or the courts of the United States of America located in Maricopa County, Arizona shall have jurisdiction to hear and decide such matter, and such parties hereby submit to jurisdiction of such courts.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date and year first above written.

                         KCI THERAPEUTIC SERVICES, INC.

                             /S/ DENNIS E. NOLL
                         By:______________________________
                            Dennis E. Noll, Vice President


                         HYDROTHERMIC FLOATATION SYSTEMS, INC.

                              /S/ Y. JERMY LEVY
                         By:______________________________

                              Y. Jeremy Levy, President



                         /S/ Y. JEREMY LEVY
                         _________________________________

                         Y. Jeremy Levy, Individually